As filed with the Securities and Exchange Commission on October 8, 2010

Registration No. 333-158585

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DUPONT FABROS TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	20-8718331
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1212 New York Avenue, NW

Suite 900

Washington, DC 20005

(202) 728-0044

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Hossein Fateh

President and Chief Executive Officer

DuPont Fabros Technology, Inc.

1212 New York Avenue, NW

Suite 900

Washington, DC 20005

(202) 728-0044

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Stuart A. Barr, Esq.

Hogan Lovells US LLP

555 Thirteenth Street, NW

Washington, D.C. 20004-1109

(202) 637-5600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)(3)
Common Stock, par value $0.001 per share
Preferred Stock, par value $0.001 per share	$18,650,000
Depositary Shares, representing Preferred Stock
Warrants
Rights
Total			$18,650,000	$1,330

(1)	In U.S. dollars or the equivalent thereof for any security denominated in one or more, or units of two or more, foreign currencies or composite currencies based on the exchange rate at the time of sale.
(2)	The proposed maximum offering price per share will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder. The registrant previously registered common stock, preferred stock, depositary shares representing preferred stock and warrants with an aggregate public offering price of $500,000,000 on the registration statement on Form S-3 (File No. 333-158585). In accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended, an additional amount of such securities having a proposed maximum offering price of no more than 20% of the maximum offering price of the securities eligible to be sold under the previous registration statement is hereby registered.
(3)	Calculated under Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.

The Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This registration statement relates to the registrant’s registration statement on Form S-3 (File No. 333-158585) (the “Prior Registration Statement”), and is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, solely to increase the dollar amount of securities registered under the Prior Registration Statement by $18,650,000. The contents of the Prior Registration Statement, including the exhibits thereto and each of the documents incorporated by reference therein, are hereby incorporated into this registration statement by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, on October 7, 2010.

DUPONT FABROS TECHNOLOGY, INC.

By:	/S/ LAMMOT J. DU PONT
Lammot J. du Pont Executive Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/S/ LAMMOT J. DU PONT Lammot J. du Pont	Executive Chairman of the Board of Directors	October 7, 2010

* Hossein Fateh	President and Chief Executive Officer and Director (Principal Executive Officer)	October 7, 2010

* Mark L. Wetzel	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	October 7, 2010

* Jeffrey H. Foster	Chief Accounting Officer (Principal Accounting Officer)	October 7, 2010

* Mark Amin	Director	October 7, 2010

* Michael A. Coke	Director	October 7, 2010

* Thomas D. Eckert	Director	October 7, 2010

* Frederick V. Malek	Director	October 7, 2010

* John H. Toole	Director	October 7, 2010

*By:	/S/ LAMMOT J. DU PONT
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

5.1*	Opinion of Hogan Lovells US LLP regarding the legality of the securities being registered

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Hogan Lovell US LLP (included in Exhibit 5.1)

24.1	Power of Attorney (filed as Exhibit 24.1 to the Registration Statement on Form S-3 filed by the Registrant on April 15, 2009, Registration No. 333-158585)

*	Filed herewith.